PRESS RELEASE
March 17, 2008

CENTURY CASINOS POSTS 239% INCREASE IN EARNINGS FROM OPERATIONS

COLORADO SPRINGS, Colorado – Century Casinos, Inc. (NASDAQ Capital Market and the Vienna Stock Exchange: CNTY) today reported financial results for the fourth quarter and year ended December 31, 2007.

Fourth Quarter 2007

For the fourth quarter of 2007, net operating revenue was $23,196,000 and consolidated Adjusted EBITDA* was $5,189,000. This represents a 29% increase in net operating revenue over the same quarter of last year ($17,972,000 in the fourth quarter of 2006) and a 74% increase in consolidated Adjusted EBITDA* ($2,980,000 in the fourth quarter of 2006).

The Company reported net earnings of $401,000, or $0.02 per basic share for the quarter ended December 31, 2007. Net earnings for the 2006 fourth quarter were $2,757,000, or $0.12 per basic share. The 2007 fourth quarter reflects increases in depreciation charges, primarily related to the opening of the three new casinos in 2006.  In addition, stock-based compensation expense increased $328,000 primarily due to the issuance of stock options and restricted stock in July 2007. The Company also recorded a $1,000,000 charge ($620,000, net of taxes) in the fourth quarter of 2007 related to the purchase of a loan held by our former minority partner in Central City, Colorado. The 2006 pre-tax results for the fourth quarter include pre-opening expenses of $1,848,000 ($1,418,000, net of taxes) and income of $5,231,000 ($5,074,000, net of taxes) resulting from the sale of our interest in a casino project located in South Africa.

Year Ended December 31, 2007

For the year ended December 31, 2007, net operating revenue was $91,654,000 and consolidated Adjusted EBITDA* was $21,052,000. This represents a 63% increase in net operating revenue over the same period of last year ($56,285,000 for the year ended December 31, 2006) and a 67% increase in consolidated Adjusted EBITDA* ($12,641,000 for the year ended December 31, 2006).

The Company reported net earnings of $4,933,000, or $0.21 per basic share for the year ended December 31, 2007. The 2007 results reflect increases in depreciation charges and net interest charges, primarily related to the opening and financing of three new casinos in 2006. Net earnings for the year ended December 31, 2006 were $7,629,000, or $0.33 per basic share. The 2006 pre-tax results include $3,964,000 ($3,160,000, net of taxes) in pre-opening expenses and income of $5,231,000 ($5,074,000, net of taxes) resulting from the sale of our interest in a casino project located in South Africa.

“We are pleased with the progress we have made in the growth of our company,” said Co CEOs Erwin Haitzmann and Peter Hoetzinger. “The first full year of operations at our three new casinos had a positive impact to the Company’s adjusted EBITDA.”

Developments

•
The Alberta Gaming and Liquor Commission added 50 slot machines during the second half of 2007 at our property in Edmonton. Management believes that this is in recognition of our accomplishments since opening in November 2006 and is also a sign that the gaming market in Edmonton is expected to grow further.

•	The Company introduced non-stop, 24-hour poker at our casino in Edmonton. We believe this contributed to increased revenue and visitation at the property.

* See discussion and reconciliation of Adjusted EBITDA below.

•
Womacks Casino in Cripple Creek is in the final stages of an approximate $1.8 million renovation. Management believes that revenue in the fourth quarter of 2007 was negatively affected by this renovation.

•
In December 2007, the Company made an early prepayment of $2.1 million of principal towards its debt related to the casino in Central City in an effort to reduce overall interest charges. The Company made cumulative early prepayments of $12.1 million in 2007.

•
On December 31, 2007, the Company acquired the remaining 35% of all issued and outstanding partnership units from the minority investor in our casino in Central City, Colorado. In accordance with U.S. accounting standards, the Company recorded a $1,000,000 charge ($624,000, net of taxes) due to the assumption of an outstanding loan from the former minority partner. In addition, the Company will now recognize the casino’s net income or losses at 100% (instead of the previous 65%) going forward.

•
In November 2007, an arbitrator ruled in favor of our case to continue operating our casino aboard the Silver Cloud through April 2011. In addition, we will be able to operate casinos aboard any new Silversea vessel through April 2011.

•	Effective January 1, 2008, smoking has been banned at Colorado casinos. Initial indications are that the ban will negatively impact revenue at our Colorado casinos.

Property Results

Century Casino and Hotel (Edmonton, Alberta, Canada) – We opened the casino in November 2006 with 600 slot machines and since opening the number of machines on the floor has increased to 650. We also increased the number of tables at the casino to 35 in March 2008 from 32 as of December 31, 2007. We opened the hotel portion of the facility in March 2007. Net operating revenue for the quarter ended December 31, 2007 was $5,735,000 compared to $2,322,000 in the fourth quarter of 2006. Adjusted EBITDA* for the fourth quarter of 2007 was $2,022,000 compared to $620,000 in the fourth quarter of 2006. Net operating revenue for the year ended December 31, 2007 (the first full year of operation for the casino) was $19,297,000 and Adjusted EBITDA* was $5,673,000 compared to net operating revenue of $2,325,000 and Adjusted EBITDA* of $620,000 for the year ended December 31, 2006.

Womacks Casino (Cripple Creek, Colorado, USA) - Net operating revenue at Womacks Casino in Cripple Creek, Colorado decreased 16% to $3,212,000 for the fourth quarter of 2007 compared to $3,721,000 for the same period in 2006.  Womacks’ Adjusted EBITDA* for the fourth quarter of 2007 was $635,000 compared to $1,157,000 in the fourth quarter of 2006.  The decrease in Adjusted EBITDA* is primarily due to the decline in revenue, which management believes was a result of the above mentioned renovation.

Womacks’ net operating revenue was $16,722,000 for the year ended December 31, 2007 compared to $16,255,000 for the year ended December 31, 2006.  Womacks’ Adjusted EBITDA* for the year ended December 31, 2007 was $5,439,000 compared to $6,104,000 in the same 2006 period.  The decrease in Adjusted EBITDA* is primarily due to $325,000 in increased marketing charges primarily related to a special marketing promotion in the third quarter of 2007.

Century Casino and Hotel (Central City, Colorado, USA) – Net operating revenue at the Century Casino and Hotel increased 23% to $4,845,000 for the fourth quarter of 2007 compared to $3,929,000 reported for the same period in 2006.  Adjusted EBITDA* for the fourth quarter of 2007 was $1,020,000 compared to $416,000 in the fourth quarter of 2006. The increase in Adjusted EBITDA* is primarily due to improved revenue. Net operating revenue for the quarter ended December 31, 2007 increased due to an improved floor layout and gaming machine mix.

* See discussion and reconciliation of Adjusted EBITDA below.

The Century Casino and Hotel’s net operating revenue was $20,374,000 for the year ended December 31, 2007 compared to $8,617,000 for the year ended December 31, 2006. The property commenced operations in July 2006. The Century Casino and Hotel’s Adjusted EBITDA* for the year ended December 31, 2007 was $4,922,000 compared to $1,245,000 in the same 2006 period. Adjusted EBITDA* for the year ended December 31, 2006 excludes approximately $1,726,000 of pre-opening expenditures. As of December 31, 2007, the Company owns 100% of CC Tollgate LLC.

The Caledon Hotel, Spa and Casino (Caledon, South Africa) – Net operating revenue at the Caledon increased 7% to $4,815,000 for the fourth quarter of 2007 compared to $4,511,000 reported for the same period in 2006. Net operating revenue in South African Rand (“Rand”) was ZAR 32,624,000 for the quarter ended December 31, 2007 compared to ZAR 33,810,000 for the quarter ended December 31, 2006. Adjusted EBITDA* for the fourth quarter of 2007 was $1,763,000 compared to $2,002,000 in the fourth quarter of 2006.  The decline in Adjusted EBITDA* is primarily due to increased marketing costs aimed at strengthening casino revenue and general escalations in overhead costs during the quarter.

The Caledon’s net operating revenue was $18,139,000 for the year ended December 31, 2007 compared to $18,294,000 for the year ended December 31, 2006. The decrease was due to the weakening of the Rand versus the US Dollar on a year over year basis. Net operating revenue in Rand was ZAR 127,837,000 for the year ended December 31, 2007 compared to ZAR 123,509,000 for the year ended December 31, 2006. The Caledon’s Adjusted EBITDA* for the year ended December 31, 2007 was $7,080,000 compared to $7,633,000 in the same 2006 period.  The decrease in Adjusted EBITDA* is primarily due to the weakening of the Rand versus the US Dollar on a year to date basis and the payment of an additional $138,000 (as compared to the year ended December 31, 2006) in dividends to preference shareholders.

Century Casino and Hotel (Newcastle, South Africa) – Net operating revenue increased 52% to $3,400,000 for the fourth quarter of 2007 compared to $2,235,000 reported for the same period in 2006.  Newcastle’s Adjusted EBITDA* for the fourth quarter of 2007 was $1,316,000 compared to $874,000 for the fourth quarter of 2006. We opened a new casino facility in December 2006. Prior to this date, casino operations were held in a temporary facility. Management believes that the increases in net operating revenue and Adjusted EBITDA* are directly related to the opening of our new facility, which management believes is superior to the old facility. Adjusted EBITDA* for the quarter ended December 31, 2006 excludes approximately $323,000 of pre-opening expenditures.

We acquired a 60% ownership interest in Newcastle, South Africa, on April 1, 2006. For the year ended December 31, 2007, Newcastle’s net operating revenue was $11,995,000 compared to $6,176,000 for the year ended December 31, 2006. The casino provided the Company with Adjusted EBITDA* of $4,072,000 for the year ended December 31, 2007 compared to Adjusted EBITDA* of $2,166,000 for the year ended December 31, 2006.

Other Operations – The Company’s other operations, which include the Century Casino Millennium in Prague and the Company’s ship-based casinos, contributed net operating revenue of $1,181,000 and Adjusted EBITDA* of $34,000 for the quarter ended December 31, 2007 compared to net operating revenue of $1,249,000 and Adjusted EBITDA* of $205,000 for the quarter ended December 31, 2006. These operations contributed net operating revenue of $5,069,000 and $4,601,000 for the years ended December 31, 2007 and 2006, respectively and contributed Adjusted EBITDA* of $513,000 and $911,000 for the years ended December 31, 2007 and 2006, respectively. The decline in Adjusted EBITDA* is primarily due to the reduction in the number of ship-based casinos and the write-off of costs associated with a contract that the Company decided not to pursue.

* See discussion and reconciliation of Adjusted EBITDA below.

Corporate – Corporate operations reported negative Adjusted EBITDA* of $1,601,000 for the quarter ended December 31, 2007 compared to negative Adjusted EBITDA* of $2,294,000 for the quarter ended December 31, 2006. The increase in Adjusted EBITDA* is due to the recognition of $472,000 of equity earnings from our investment in Casinos Poland and foreign currency gains of $206,000. We acquired a 33.3% interest in Casinos Poland in March 2007. Corporate general and administrative expenses, excluding stock compensation expenses were $2,287,000 for the quarter ended December 31, 2007 compared to $2,296,000 for the quarter ended December 31, 2006.

Corporate operations reported negative Adjusted EBITDA* of $6,647,000 for the year ended December 31, 2007 compared to negative Adjusted EBITDA* of $6,038,000 for the year ended December 31, 2006. The decrease in Adjusted EBITDA* is primarily due to an increase in general and administrative expenses of $1,770,000 relating to travel expenses, professional fees and insurance charges, offset by the recognition of $563,000 of equity earnings from our investment in Casinos Poland and foreign currency gains of $557,000. Corporate general and administrative expenses, excluding stock compensation expenses were $8,188,000 for the year ended December 31, 2007 compared to $6,418,000 for the year ended December 31, 2006.

The Company will post a slide show presentation of the results of operations for the fourth quarter of 2007 on its web site at www.cnty.com/corporate/investor/presentations/ on Monday, March 17, 2008.

On Tuesday, March 18, 2008, Century Casinos will host a “Q4 2007 Earnings” conference call, at 11:00am EDT; 4:00pm CET respectively. US domestic participants please dial +1-800-894-5910, all other international participants please use +1-785-424-1052 to dial-in. For a recording of the call, please visit our website at www.cnty.com/corporate/investor/financial-results/.

(continued)

* See discussion and reconciliation of Adjusted EBITDA below.

CENTURY CASINOS, INC. AND SUBSIDIARIES
FINANCIAL INFORMATION – US GAAP BASIS

Century Casinos, Inc.
Condensed Consolidated Statements of Earnings (Unaudited)
(Amounts in thousands, except for share information)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2007	2006	2007	2006
Operating Revenue:
Casino	$21,130	$17,832	$85,671	$54,499
Hotel, food and beverage	3,490	2,085	12,815	6,066
Other	573	416	2,062	1,174
Gross revenue	25,193	20,333	100,548	61,739
Less promotional allowances	(1,997)	(2,361)	(8,894)	(5,454)
Net operating revenue	23,196	17,972	91,654	56,285

Operating Costs and Expenses:
Casino	8,824	7,853	34,614	22,221
Hotel, food and beverage	2,811	2,391	10,738	5,828
General and administrative	7,370	6,678	27,176	19,345
Impairments and other write-offs, net of (recoveries)	(148)	1,299	31	894
Depreciation	2,321	1,749	8,631	4,747
Total operating costs and expenses	21,178	19,970	81,190	53,035
Earnings from Unconsolidated Subsidiary	472	-	563	-
Earnings (Loss) from Operations	2,490	(1,998)	11,027	3,250

Non-Operating Income (Expense):
Interest income	173	301	975	896
Interest expense	(1,591)	(1,629)	(6,871)	(3,406)
Gain on sale of Gauteng interest	-	5,231	-	5,231
Other income, net	82	169	723	469
Non-operating (expense) income, net	(1,336)	4,072	(5,173)	3,190
Earnings before Income Taxes, Minority Interest and Preferred Dividends	1,154	2,074	5,854	6,440
(Benefit) provision for income taxes	(382)	(260)	273	134
Earnings before Minority Interest and Preferred Dividends	1,536	2,334	5,581	6,306
Minority interest in subsidiary losses, net	(1,076)	561	(254)	1,461
Preferred dividends issued by subsidiary	(59)	(138)	(394)	(138)
Net Earnings	$401	$2,757	$4,933	$7,629

Earnings Per Share:
Basic	$0.02	$0.12	$0.21	$0.33
Diluted	$0.02	$0.12	$0.21	$0.32

Weighted Average Shares Outstanding:
Basic	23,221,045	22,990,958	23,088,140	22,777,707
Diluted	23,814,723	23,974,572	23,894,873	23,926,749

CENTURY CASINOS, INC. AND SUBSIDIARIES
FINANCIAL INFORMATION – US GAAP BASIS

Century Casinos, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Amounts in thousands)

	December 31, 2007	December 31, 2006
Assets
Current Assets	$21,109	$40,208
Other Assets	176,974	157,652
Total Assets	$198,083	$197,860

Liabilities and Shareholders’ Equity
Current Liabilities	$23,903	$35,991
Non-Current Liabilities	62,191	61,442
Shareholders’ Equity	111,989	100,427
Total Liabilities and Shareholders’ Equity	$198,083	$197,860

CENTURY CASINOS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION

Century Casinos, Inc.
Net Operating Revenue by Property (Unaudited)
(Amounts in thousands)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2007	2006	2007	2006
Century Casino & Hotel, Edmonton	$5,735	$2,322	$19,297	$2,325
Womacks Casino & Hotel (Cripple Creek)	3,212	3,721	16,722	16,255
Century Casino & Hotel, Central City	4,845	3,929	20,374	8,617
Caledon Hotel, Spa & Casino	4,815	4,511	18,139	18,294
Century Casino & Hotel, Newcastle	3,400	2,235	11,995	6,176
Century Casino Millennium	605	654	2,467	1,610
Cruise Ships	576	595	2,602	2,991
Corporate	8	5	58	17
Consolidated net operating revenue	$23,196	$17,972	$91,654	$56,285

Century Casinos, Inc.
Adjusted EBITDA Margins** by Property (Unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2007	2006	2007	2006
Century Casino & Hotel, Edmonton	35%	27%	29%	27%
Womacks Casino & Hotel (Cripple Creek)	20%	31%	33%	38%
Century Casino & Hotel. Central City	21%	11%	24%	14%
Caledon Hotel, Spa & Casino	37%	44%	39%	42%
Century Casino & Hotel, Newcastle	39%	39%	34%	35%
Century Casino Millennium	-4%	13%	9%	10%
Cruise Ships	10%	20%	11%	25%
Corporate	-	-	-	-
Consolidated Adjusted EBITDA Margin**	22%	17%	23%	22%

CENTURY CASINOS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION

Century Casinos, Inc.
Adjusted EBITDA* by Property (Unaudited)
For the Three Months Ended December 31, 2007
(Amounts in thousands)
	Edmonton	Cripple Creek	Central City	Caledon	Newcastle	Casino Millennium & Cruise Ships	Corporate	Total

Net Earnings	$866	$129	$(733)	$823	$471	$(128)	$(1027)	$401
Minority Interest	-	-	937	-	71	-	68	1,076
Interest Income	(22)	-	(13)	(27)	(6)	(7)	(98)	(173)
Interest Expense	425	(41)	695	185	214	-	113	1,591
Income Taxes	378	77	(449)	440	309	(1)	(1,136)	(382)
Depreciation	370	408	741	342	255	144	61	2,321
Stock Compensation	-	-	-	-	-	-	421	421
Impairments and Other Write-Offs	-	-	(158)	-	10	-	-	(148)
Loss on disposition of fixed assets	5	62	-	-	(8)	26	(3)	82
Adjusted EBITDA*	$2,022	$635	$1,020	$1,763	$1,316	$34	$(1,601)	$5,189

Century Casinos, Inc.
Adjusted EBITDA* by Property (Unaudited)
For the Three Months Ended December 31, 2006
(Amounts in thousands)
	Edmonton	Cripple Creek	Central City	Caledon	Newcastle	Casino Millennium & Cruise Ships	Corporate	Total

Net Earnings	$(893)	$428	$(371)	$944	$339	$(238)	$2,548	$2,757
Minority Interest	-	-	(900)	-	113	-	226	(561)
Interest Income	(28)	(503)	-	(18)	(16)	(4)	268	(301)
Interest Expense	344	573	602	183	59	19	(151)	1,629
Income Taxes	(448)	264	(222)	498	77	1	(430)	(260)
Depreciation	161	395	739	303	19	114	18	1,749
Pre-opening Exp	1,487	-	-	-	323	-	-	1,810
Stock Comp	-	-	-	-	-	-	93	93
Impairments and Other Write-Offs	-	-	567	57	-	309	366	1,299
Gain on sale of Gauteng interest	-	-	-	-	-	-	(5,231)	(5,231)
Loss on disposition of fixed assets	(3)	-	1	35	(40)	4	(1)	(4)
Adjusted EBITDA*	$620	$1,157	$416	$2,002	$874	$205	$(2,294)	$2,980

CENTURY CASINOS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION

Century Casinos, Inc.
Adjusted EBITDA* by Property (Unaudited)
For the Year Ended December 31, 2007
(Amounts in thousands)
	Edmonton	Cripple Creek	Central City	Caledon	Newcastle	Casino Millennium & Cruise Ships	Corporate	Total

Net Earnings	$2,004	$2,384	$(426)	$3,378	$1,329	$(22)	$(3,714)	$4,933
Minority Interest	-	-	(212)	-	268	-	198	254
Interest Income	(79)	(8)	(19)	(110)	(19)	(23)	(717)	(975)
Interest Expense	1,456	(51)	3,084	730	766	-	886	6,871
Income Taxes	964	1,460	(261)	1,745	778	1	(4,414)	273
Depreciation	1,324	1,591	2,914	1,315	854	401	232	8,631
Stock Comp	-	-	-	-	-	-	879	879
Impairments and Other Write-Offs	-	-	(158)	28	98	63	-	31
Loss on disposition of fixed assets	4	63	-	(6)	(2)	93	3	155
Adjusted EBITDA*	$5,673	$5,439	$4,922	$7,080	$4,072	$513	$(6,647)	$21,052

Century Casinos, Inc.
Adjusted EBITDA* by Property (Unaudited)
For the Year Ended December 31, 2006
(Amounts in thousands)
	Edmonton	Cripple Creek	Central City	Caledon	Newcastle	Casino Millennium & Cruise Ships	Corporate	Total

Net Earnings	$(1,156)	$2,563	$(1,026)	$3,816	$906	$192	$2,334	$7,629
Minority Interest	-	-	(2,165)	-	331	-	373	(1,461)
Interest Income	(44)	(515)	-	(31)	(16)	(11)	(279)	(896)
Interest Expense	454	879	2,368	773	67	42	(1,177)	3,406
Income Taxes	(574)	1,571	(623)	1,796	433	15	(2,484)	134
Depreciation	175	1,606	1,190	1,185	163	360	68	4,747
Pre-opening Exp	1,769	-	933	-	322	-	-	3,024
Stock Comp	-	-	-	-	-	-	373	373
Impairments and Other Write-Offs	-	-	567	31	-	309	(13)	894
Gain on sale of Gauteng interest	-	-	-	-	-	-	(5,231)	(5,231)
Loss on disposition of fixed assets	(4)	-	1	63	(40)	4	(2)	22
Adjusted EBITDA*	$620	$6,104	$1,245	$7,633	$2,166	$911	$(6,038)	$12,641

CENTURY CASINOS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION

* The Company defines Adjusted EBITDA as earnings before interest, income taxes, depreciation, amortization, minority interest, pre-opening expenses, non-cash stock based compensation charges, asset impairment costs, gains (losses) on disposition of fixed assets, discontinued operations and certain other one-time items. Inter-company transactions consisting primarily of management fees and interest, along with their related tax effects, are excluded from the presentation of net earnings and Adjusted EBITDA reported for each property.  These adjustments have no effect on the consolidated results.  Adjusted EBITDA is not considered a measure of performance recognized under accounting principles generally accepted in the United States of America.  Management believes that Adjusted EBITDA is a valuable measure of the relative performance among its operating segments.  The gaming industry commonly uses Adjusted EBITDA as a method of arriving at the economic value of a casino operation. Management uses Adjusted EBITDA to compare the relative operating performance of separate operating units by eliminating the above mentioned items associated with the varying levels of capital expenditures for infrastructure required to generate revenue, and the often high cost of acquiring existing operations. EBITDA (Earnings before interest, taxes, depreciation and amortization) is used by our lending institutions to gauge operating performance. The Company’s computation of Adjusted EBITDA may be different from, and therefore may not be comparable to, similar measures used by other companies. Not all of the aforementioned benefits and costs occur in each reporting period, but have been included in the definition based on historic activity.

** We define Adjusted EBITDA margin as Adjusted EBITDA divided by net operating revenue. Management uses this margin as one of several measures to evaluate the efficiency of our casino operations.

###
About Century Casinos, Inc:

Century Casinos, Inc. is an international casino entertainment company that owns and operates the Womacks Casino and Hotel in Cripple Creek, Colorado, the Century Casino & Hotel in Central City, Colorado, the Century Casino & Hotel in Edmonton, Alberta, Canada, and the Century Casino Millennium in the Marriott Hotel in Prague, Czech Republic. The Company also operates casinos aboard the Silver Cloud, The World of ResidenSea, and the vessels of Oceania Cruises. Through its subsidiary Century Casinos Africa (Pty) Limited, it owns and operates The Caledon Hotel, Spa & Casino near Cape Town, South Africa, as well as 60% of, and provides technical casino services to, Century Casino Newcastle, in Newcastle, South Africa. Furthermore, the Company's Austrian subsidiary, Century Casinos Europe GmbH, holds a 33.3% ownership interest in Casinos Poland Ltd, the owner and operator of seven full casinos and one slot casino in Poland. The Company continues to pursue other international projects in various stages of development.

For more information about Century Casinos, visit our new website at www.centurycasinos.com. Century Casinos’ common stock trades on The NASDAQ Capital Market® and the Vienna Stock Exchange under the symbol CNTY.

This release may contain “forward-looking statements“ within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of the management of Century Casinos based on information currently available to management. Such forward-looking statements include, but are not limited to, statements regarding revenue growth, marketing efforts, progress at our casinos, gaming market growth, the impact of improvements at our properties and the impact of the Colorado law banning smoking in casinos. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, among others, the risks described in the section entitled “Risk Factors” under Item 1A in our Annual Report on Form 10-K filed on March 17, 2008. Century Casinos disclaims any obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.